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                                                                    EXHIBIT 21.1


                                 SUBSIDIARIES

Lexar Media K.K.                Incorporated under the laws of Japan and
                                qualified to do business in the state of California

Printroom.com                   Incorporated under the laws of the state of
                                California

Lexar Media (Europe) Limited    Incorporated under the laws of the United
                                Kingdom and qualified to do business in the state of California.